Exhibit 99

DATE: July 22, 2003

CONTACT:	Donald V. Rhodes
Chairman, President and
Chief Executive Officer (360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA,

WASHINGTON

ANNOUNCES SECOND QUARTER 2003 EARNINGS

QUARTER HIGHLIGHTS

•	Earnings Per Diluted Share for the 2nd Quarter of 2003 were $0.319 vs. $0.297 for the 2nd Quarter of 2002, an increase of 7.4%
•	Noninterest Income for the 2nd Quarter of 2003 was up 34.2% over the 2nd quarter of 2002
•	This year’s 2nd Quarter nonperforming assets to total assets ratio declined to 0.15% vs. last year’s 2nd Quarter ratio of 0.74%
•	Return on Average Equity for 2nd Quarter 2003 increased to 12.46% vs. 11.38% for the 2nd Qtr of 2002

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman, President, and CEO of Heritage Financial Corporation (“Company”) today reported net income for the second quarter ended June 30, 2003 improved to $0.319 per diluted share compared with $0.297 per diluted share for the quarter ended June 30, 2002, an increase of 7.4%. Actual earnings for the second quarter ended June 30, 2003 were $2,206,000 compared to $2,257,000 for the second quarter in 2002, a decrease of 2.3%. The 7.4% increase in diluted earnings per share despite the 2.3% decrease in actual net income occurred because of the Company’s successful ongoing share repurchase program.

Net income for the six months ended June 30, 2003 was $4,267,000 or $0.615 per diluted share compared with $4,550,000 or $0.597 per diluted share for the same period in 2002. This represents an increase in diluted earnings per share of 3.0%.

The Company’s stock repurchase program continues to contribute to increases in earnings per share. In addition to the 100,000 shares repurchased in April 1999, the Company started the first of six 10% stock repurchase programs in October 1999. As of June 30, 2003, the Company had repurchased a total of 4,926,940 shares, or 45.4% of the total outstanding at March 1999, at an average price of $11.52 per share. During the quarter ended June 30, 2003, the Company repurchased 307,951 shares at an average price of $22.22. The fifth 10% repurchase program of approximately 750,000 shares started in June 2002 was completed on March 18, 2003. The Company began its sixth 10% repurchase program in March 2003 with a goal to repurchase approximately 660,000 shares. Through June 30, 2003, the Company had repurchased 324,649 shares at an average price of $22.16 under the sixth program. The Company remains committed to repurchasing shares as long as equity ratios remain strong and the purchases are accretive to earnings per share.

For the quarter ended June 30, 2003, return on average equity improved to 12.46% from 11.38% for the quarter ended June 30, 2002 and increased from the first quarter of 2003 return on average equity of 11.39%. The Company’s capital position remains high at 11.01% of total assets as of June 30, 2003, down from 12.96% at June 30, 2002. Average equity for the quarter ended June 30, 2003 declined to $70,803,000 from $79,301,000 for the quarter ended June 30, 2002. For the six months ended June 30, 2003, the Company’s return on average equity increased to 11.92% from 11.44% for the six months ended June 30, 2002. Management believes the Company’s return on average equity will continue to improve toward its previously announced target of 15% by fiscal year-end 2005.

Total assets increased $0.4 million to $587.7 million at June 30, 2003 from $587.3 million at June 30, 2002. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $7.0 million or 1.5% to $476.0 million at June 30, 2003 from $469.0 million at June 30, 2002. Since December 31, 2002 net loans have increased $20.7 million or 4.5%. Deposits increased $3.5 million, or 0.7%, to $508.4 million at June 30, 2003 from $504.9 million at June 30, 2002. Since December 31, 2002 deposits have decreased $8.8 million or 1.7%. The growth in deposits has primarily been in transaction accounts and savings accounts.

Mr. Rhodes stated, “We are pleased to see loan growth despite continued softness in the Northwest economy. As noted in our previous quarter’s earnings release, we had a meaningful increase in the loan pipeline company wide and that pipeline is beginning to produce good quality business loan growth. This is especially noticeable in the Pierce County market where we have made a significant increase in staff and facilities during the first half of 2003. The growth comes even with declining totals in our residential mortgage portfolio. We are particularly pleased that we did not have to lower our asset quality standards to achieve growth as can be seen in the sharp reduction in non performing assets in the second quarter to a level of 0.15% of total assets.” Mr. Rhodes added, “We continue to make steady progress toward our previously stated goal of reaching 15% return on average equity by fiscal year-end 2005.”

Net interest income before provision for loan loss was $7,323,000 for the quarter ended June 30, 2003 compared to $7,611,000 for the quarter ended June 30, 2002, a decrease of 3.8%. For the six months ended June 30, 2003, net interest income before provision for loan loss was $14,600,000 compared to $14,972,000 for the six months ended June 30, 2002, a decrease of 2.5%.

The net interest margin (net interest income divided by average earning assets) was 5.43% for the quarter ended June 30, 2003 compared to 5.59% and 5.36% for the quarters ended June 30, 2002 and March 31, 2003, respectively. The Company was able to improve its margin in the second quarter of 2003 over the first quarter of 2003 as maturing certificates of deposit were either repriced at a lower rate or replaced with lower costing transaction accounts and lower yielding short term investments were replaced with loans.

Asset quality remains strong compared to other West Coast publicly traded commercial banks. Nonperforming assets at June 30, 2003 were $869,000, or 0.15% of total assets, a decrease of $3,479,000 from $4,348,000, or 0.74% of total assets, at June 30, 2002 and a decrease of $1,414,000 from $2,283,000, or 0.38% of total assets, at December 31, 2002. The net decrease of $1,414,000 in nonperforming assets resulted primarily from the payoff of one credit totaling $1,200,000 in June 2003. Nonperforming assets as of June 30, 2003 decreased $1,476,000 from the March 31, 2003 total of $2,345,000. The Company’s nonperforming assets to total assets ratio of 0.15% at June 30, 2003 is 29 basis points lower than the March 31, 2003 average ratio of 0.44% for West Coast publicly traded thrifts and is 77 basis points lower than the average ratio of 0.92% for West Coast publicly traded commercial banks as reported by D.A. Davidson and Company. With commercial loans comprising 54% of our total loan portfolio, management believes that the portfolio at Heritage Bank more closely compares to that of a commercial bank rather than that of a thrift institution.

With the sharp reduction in nonperforming assets, the loan loss provision in the second quarter of 2003 was reduced to $330,000 versus $539,000 in the second quarter of last year. Net charge offs in the second quarter of 2003 decreased to $1,300 from $40,000 in the second quarter of 2002. Second quarter net charge offs were down from the $32,000 and $430,000 in charge offs experienced in the first quarter of 2003 and the fourth quarter of 2002, respectively. While management believes that charge offs will remain low in 2003, we cannot predict with any certainty the future level of charge offs. The ongoing weakness in western Washington’s economy continues to be of concern.

Noninterest income was $1,991,000 for the quarter ended June 30, 2003 compared to $1,484,000 for the quarter ended June 30, 2002, an increase of 34.2%. For the six months ended June 30, 2003, noninterest income was $3,617,000 compared to $2,876,000 for the same period in 2002, an increase of 25.8%. The increases for both the quarter and six months periods are the result of strong mortgage banking income and increased merchant visa income.

Brian Vance, President and Chief Executive Officer of Heritage Bank, noted, “We are generally pleased with overall results for the 2nd quarter. Loan production for the first 6 months was strong but somewhat offset by continuing loan prepayments. Our borrowers continue to take advantage of low interest rates by refinancing their mortgages and commercial loans. Despite refinancing activities and ongoing pressures to lower fixed rates and extend terms, we have been able to maintain our strong margin. An important factor contributing to the margin has been the continuing change in mix of our deposit accounts enabling us to largely fund our loan growth with low and no interest transaction accounts rather than higher interest Certificates of Deposit or borrowed funds.” Mr. Vance added, “We are pleased with the growth in non-interest income. While a majority of the increase came from our mortgage refinancing activities, other areas such as transaction account income and merchant bankcard activities have shown nice growth. We do however, expect fee income from mortgage refinancing activities to moderate for the balance of 2003.”

Noninterest expense was $5,608,000 for the quarter ended June 30, 2003 compared to $5,147,000 for the quarter ended June 30, 2002, an increase of $461,000, or 9.0%. For the six months ended June 30, 2003, noninterest expense was $10,857,000 compared to $10,133,000 for the same period in 2002, an increase of 7.1%. The Company’s efficiency ratio increased to 60.21% for the quarter ended June 30, 2003 from 56.59% for the quarter ended June 30, 2002. The efficiency ratio increased to 59.60% for the six months ended June 30, 2003 from 56.77% for the six months ended June 30, 2002. The growth in noninterest expense and the increased efficiency ratio are primarily due to growth in expenses related to expansion of the company’s commercial lending staff and facilities in the Pierce County market during the first half of 2003.

On June 24, 2003, the Company’s Board of Directors declared a dividend of 14.0 cents per share payable on July 28, 2003 to shareholders of record on July 15, 2003, an increase of .5 cents from the prior quarter’s dividend of 13.5 cents per share. This is the twenty-second consecutive quarterly dividend to be paid and the twenty-first consecutive quarterly increase of .5 cents.

The Company will hold a telephone conference call to discuss this earnings release on July 23, 2003 at 11:00am PST. To access the call, please dial 888/273-9887 a few minutes prior to 11:00am PST. The call will be available for replay for ten days by dialing 800/475-6701 — access code 690479.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	June 30, 2003	December 31, 2002	June 30, 2002
Loans held for sale	$7,838	$8,113	$4,761
Loans receivable	483,627	462,151	475,396
Allowance for loan losses	(7,666)	(6,874)	(6,364)

Net loans	475,961	455,277	469,032
Fed funds sold	5,000	7,950	5,500
Investments and interest earning deposits	46,979	70,191	50,070
Goodwill	6,640	6,640	6,640
Other assets	45,267	46,416	51,333

Total assets	$587,685	$594,587	$587,336

Deposits	$508,357	$517,116	$504,850
Borrowings	4,380	—	1,000
Other liabilities	10,256	5,074	5,373
Stockholders’ equity	64,692	72,397	76,113

Total liabilities and equity	$587,685	$594,587	$587,336

Other Data
Nonaccrual loans	$834	$1,987	$4,068
Real estate owned	35	296	280

Nonperforming assets	$869	$2,283	$4,348
Allowance for loan losses to:
Loans	1.56%	1.46%	1.33%
Nonperforming loans	919.18%	346.05%	156.44%
Nonperforming assets to total assets	0.15%	0.38%	0.74%
Equity to assets ratio	11.01%	12.18%	12.96%
Book value per share	$10.10	$10.63	$10.53
Tangible book value per share	$9.06	$9.66	$9.62

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Interest income	$9,196	$10,221	$18,473	$20,525
Interest expense	1,873	2,610	3,873	5,553

Net interest income	7,323	7,611	14,600	14,972
Provision for loan losses	330	539	825	845
Noninterest income	1,991	1,484	3,617	2,876
Noninterest expense	5,608	5,147	10,857	10,133

Income before income taxes	3,376	3,409	6,535	6,870
Federal income tax	1,170	1,152	2,268	2,320

Net income	$2,206	$2,257	$4,267	$4,550

Earnings per share:
Basic	$0.332	$0.306	$0.638	$0.611
Diluted	$0.319	$0.297	$0.615	$0.597
Performance Ratios (1):
Net interest margin	5.43%	5.59%	5.39%	5.45%
Efficiency ratio (2)	60.21%	56.59%	59.60%	56.77%
Return on average assets	1.51%	1.52%	1.45%	1.52%
Return on average equity	12.46%	11.38%	11.92%	11.44%
Weighted Average Common Shares Outstanding:
Basic	6,644,050	7,381,504	6,689,594	7,440,934
Diluted	6,906,197	7,598,021	6,936,777	7,626,970

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.